Exhibit Number 11

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Graco Inc. & Subsidiaries


Computation of Per Share Earnings<F1>
                                                                           Years Ended
                                                          ----------------------------------------
(In thousands, except per share amounts)                  December 29,  December 30,  December 31,
                                                                  1995          1994          1993
PRIMARY                                                   ------------  ------------  ------------
Net earnings applicable to common stock:
  Net earnings                                                 $27,706       $15,326       $ 9,493
  Less dividends on preferred stock                                 61            74            74
                                                          ------------  ------------  ------------
                                                               $27,645       $15,252       $ 9,419
                                                          ============  ============  ============
Average number of common shares and
 common equivalent shares outstanding:
  Average number of common shares outstanding                   17,214        17,309        17,079
  Dilutive effect of stock options computed based on
   the treasury stock method using average market price            206            63           119
                                                          ------------  ------------  ------------
                                                                17,420        17,372        17,198
Net earnings per common share and common equivalent share      $  1.59       $   .88       $   .55
                                                          ============  ============  ============
FULLY DILUTED
Net earnings applicable to common stock:
  Net earnings                                                 $27,706       $15,326       $ 9,493
  Less dividends on preferred stock                                 61            74            74
                                                          ------------  ------------  ------------
                                                               $27,645       $15,252       $ 9,419
                                                          ============  ============  ============
Average number of common shares and
 common equivalent shares outstanding:
  Average number of common shares outstanding                   17,214        17,309        17,079
  Dilutive effect of stock options computed based on
   the treasury stock method using the year end
   market price, if higher than average market price               227            73           137
                                                          ------------  ------------  ------------
                                                                17,441        17,382        17,216
Net earnings per common share and common equivalent share      $  1.59       $   .88       $   .55
                                                          ============  ============  ============

<F1>
1  All  share  and per share data has been restated for the three-for-two  stock splits declared
December 15, 1995, and December  17,  1993  and  paid February  7,  1996  and  February  2,  1994, respectively.
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